Exhibit 4.1
EXECUTION COPY
GUARANTY
     GUARANTY (this “Guaranty”), dated as of January 27, 2011, between PETRÓLEO BRASILEIRO S.A.—PETROBRAS (the “Guarantor”), a sociedade de economia mista organized and existing under the laws of the Federative Republic of Brazil (“Brazil”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee for the holders of the 2016 Notes (as defined below) issued pursuant to the Indenture (as defined below) (the “Trustee”).
WITNESSETH:
     WHEREAS, Petrobras International Finance Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned Subsidiary of the Guarantor (the “Issuer”), has entered into an Indenture dated as of December 15, 2006 (the “Original Indenture”) with the Trustee, as supplemented by the Fifth Supplemental Indenture among the Issuer, the Guarantor and the Trustee dated as of the date hereof (the “Fifth Supplemental Indenture”). The Original Indenture, as supplemented by the Fifth Supplemental Indenture and as amended or supplemented from time to time with respect to the 2016 Notes, is hereinafter referred to as the “Indenture”;
     WHEREAS, the Issuer has duly authorized the issuance of its notes in such principal amount or amounts as may from time to time be authorized in accordance with the Indenture and is, on the date hereof, issuing U.S.$2,500,000,000 aggregate principal amount of its 3.875% Global Notes due 2016 under the Indenture (the “2016 Notes”);
     WHEREAS, the Guarantor is willing to enter into this Guaranty in order to provide the holders of the 2016 Notes (the “Noteholders”) with an irrevocable and unconditional guaranty that, if the Issuer shall fail to make any required payments of principal, interest or other amounts due in respect of the 2016 Notes and the Indenture, the Guarantor will pay any such amounts whether at stated maturity, or earlier or later by acceleration or otherwise;
     WHEREAS, the Guarantor agrees that it will derive substantial direct and indirect benefits from the issuance of the 2016 Notes by the Issuer;
     WHEREAS, it is a condition precedent to the issuance of the 2016 Notes that the Guarantor shall have executed this Guaranty.
     WHEREAS, each of the parties hereto is entering into this Guaranty for the benefit of the other party and for the equal and ratable benefit of the Noteholders.
     NOW, THEREFORE, the Guarantor and the Trustee hereby agree as follows:
     SECTION 1. Definitions. (a) All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as supplemented and amended by the Fifth Supplemental Indenture. All such definitions shall be read in a manner consistent with the terms of this Guaranty.

     (b) As used herein, the following capitalized terms shall have the following meanings:
          “Affiliate,” with respect to any Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; it being understood that for purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to vote 25% or more of the equity or similar voting interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Authorized Representative” of the Guarantor or any other Person means the person or persons authorized to act on behalf of such entity by its chief executive officer, president, chief operating officer, chief financial officer or any vice president or its Board of Directors or any other governing body of such entity.
          “Board of Directors”, when used with respect to a corporation, means either the board of directors of such corporation or any committee of that board duly authorized to act for it, and when used with respect to a limited liability company, partnership or other entity other than a corporation, any Person or body authorized by the organizational documents or by the voting equity owners of such entity to act for them.
          “Denomination Currency” has the meaning specified in Section 14(b).
          “Guaranteed Obligations” has the meaning specified in Section 2.
          “Indebtedness” means any obligation (whether present or future, actual or contingent and including, without limitation, any Guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the country of incorporation of the relevant obligor, would constitute a capital lease obligation).
          “Judgment Currency” has the meaning specified in Section 14(b).
          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, property, condition (financial or otherwise) or, results of operation, of the Guarantor together with its consolidated Subsidiaries, taken as a whole, (b) the validity or enforceability of this Guaranty or any other Transaction Document or (c) the ability of the Guarantor to perform its obligations under this Guaranty or any other Transaction Document, or (d) the material rights or benefits available to the Noteholders or the Trustee, as representative of the Noteholders under the Indenture, this Guaranty or any of the other Transaction Documents.
          “Material Subsidiary” means, as to any Person, any Subsidiary of such Person which, on any given date of determination, accounts for more than 10% of Petrobras’ total consolidated assets, as such total assets are set forth on the most recent consolidated financial statements of Petrobras prepared in accordance with Reporting GAAP (or if Petrobras does not prepare financial statements in Reporting GAAP, consolidated financial statements prepared in accordance with Brazilian generally accepted accounting principles).

          “Officer’s Certificate” means a certificate of an Authorized Representative of the Guarantor.
          “Opinion of Counsel” means a written opinion of counsel from any Person either expressly referred to herein or otherwise reasonably satisfactory to the Trustee which may include, without limitation, counsel for the Guarantor, whether or not such counsel is an employee of the Guarantor.
          “Permitted Lien” means a:
          (i) Lien granted in respect of Indebtedness owed to the Brazilian government, Banco Nacional de Desenvolvimento Econômico e Social or any official government agency or department of the government of Brazil or of any state or region thereof;
          (ii) Lien arising by operation of law, such as merchants’, maritime or other similar Liens arising in the Guarantor’s ordinary course of business or that of any Subsidiary or Lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;
          (iii) Lien arising from the Guarantor’s obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with the Guarantor’s past practice;
          (iv) Lien arising in the ordinary course of business in connection with Indebtedness maturing not more than one year after the date on which such Indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;
          (v) Lien granted upon or with respect to any assets hereafter acquired by the Guarantor or any Subsidiary to secure the acquisition costs of such assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such assets, including any Lien existing at the time of the acquisition of such assets as long as the maximum amount so secured shall not exceed the aggregate acquisition costs of all such assets or the aggregate Indebtedness incurred solely for the acquisition of such assets, as the case may be;
          (vi) Lien granted in connection with the Indebtedness of a Wholly-Owned Subsidiary owing to the Guarantor or another Wholly-Owned Subsidiary;
          (vii) Lien existing on any asset or on any stock of any Subsidiary prior to the acquisition thereof by the Guarantor or any Subsidiary as long as such Lien is not created in anticipation of such acquisition;
          (viii) Lien over any Qualifying Asset relating to a project financed by, and securing Indebtedness incurred in connection with, the Project Financing of such project by the Guarantor, any of the Guarantor’s Subsidiaries or any consortium or other venture in which the Guarantor or any Subsidiary has any ownership or other similar interest;
          (ix) Lien existing as of the date of the Fifth Supplemental Indenture;

          (x) Lien resulting from the Transaction Documents;
          (xi) Lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by the Issuer, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on such securities for a period of up to 24 months as required by any Rating Agency as a condition to such Rating Agency rating such securities investment grade or as is otherwise consistent with market conditions at such time, as such conditions are satisfactorily demonstrated to the Trustee;
          (xii) Lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by a Lien referred to in paragraphs (i) through (xi) above (but not paragraph (iv)), provided that such Lien does not extend to any other property, the principal amount of the Indebtedness secured by such Lien is not increased, and in the case of paragraphs (i), (ii), (iii) and (vii), the obligees meet the requirements of such paragraphs and in the case of paragraph (viii), the Indebtedness is incurred in connection with a Project Financing by the Guarantor, any of the Guarantor’s Subsidiaries or any consortium or other venture in which the Guarantor or any Subsidiary have any ownership or other similar interests; and
          (xiii) Lien in respect of Indebtedness the principal amount of which in the aggregate, together with all Liens not otherwise qualifying as the Guarantor’s Permitted Liens pursuant to clauses (i) through (xii) of this definition, does not exceed 15% of the Guarantor’s consolidated total assets (as determined in accordance with Reporting GAAP) at any date as at which the Guarantor’s balance sheet is prepared and published in accordance with applicable Law.
          “Process Agent has the meaning specified in Section 15(c).
          “Project Financing” of any project means the incurrence of Indebtedness relating to the exploration, development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such Indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more Qualifying Assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such Indebtedness.
          “Qualifying Asset” in relation to any Project Financing means:
     (i) any concession, authorization or other legal right granted by any Governmental Authority to the Guarantor or any of the Guarantor’s Subsidiaries, or any consortium or other venture in which the Guarantor or any Subsidiary has any ownership or other similar interest;
     (ii) any drilling or other rig, any drilling or production platform, pipeline, marine vessel, vehicle or other equipment or any refinery, oil or gas field, processing plant, real property (whether leased or owned), right of way or plant or other fixtures or equipment;

     (iii) any revenues or claims which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale, loss or damage to, such concession, authorization or other legal right or such drilling or other rig, drilling or production platform, pipeline, marine vessel, vehicle or other equipment or refinery, oil or gas field, processing plant, real property, right of way, plant or other fixtures or equipment or any contract or agreement relating to any of the foregoing or the Project Financing of any of the foregoing (including insurance policies, credit support arrangements and other similar contracts) or any rights under any performance bond, letter of credit or similar instrument issued in connection therewith;
     (iv) any oil, gas, petrochemical or other hydrocarbon-based products produced or processed by such project, including any receivables or contract rights arising therefrom or relating thereto and any such product (and such receivables or contract rights) produced or processed by other projects, fields or assets to which the lenders providing the Project Financing required, as a condition therefor, recourse as security in addition to that produced or processed by such project; and
     (v) shares or other ownership interest in, and any subordinated debt rights owing to the Guarantor by, a special purpose company formed solely for the development of a project, and whose principal assets and business are constituted by such project and whose liabilities solely relate to such project.
          “Reporting GAAP” means (i) generally accepted accounting principles in effect in the United States of America applied on a basis consistent with the principles, methods, procedures and practices in effect from time to time or (ii) International Financial Reporting Standards (IFRS) as adopted by the International Accounting Standards Board (IASB) as from the date the Guarantor adopts IFRS as its primary reporting or accounting standard in its reports filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
          “SEC” means the United States Securities and Exchange Commission.
          “Successor Company” has the meaning specified in Section 7(f)(A).
          “Termination Date” has the meaning specified in Section 6.
          “Transaction Documents” means, collectively, the Indenture, the 2016 Notes and this Guaranty.
     (c) Construction. The parties agree that items (1) through (5) of Section 1.01 of the Original Indenture shall apply to this Guaranty, except as otherwise expressly provided or unless the context otherwise requires.

          SECTION 2. Guaranty. (a) The Guarantor hereby unconditionally and irrevocably guarantees the full and punctual payment when due, as a guaranty of payment and not of collection, whether at the Stated Maturity, or earlier or later by acceleration or otherwise, of all obligations of the Issuer now or hereafter existing under the Indenture and the 2016 Notes, whether for principal, interest, make-whole premium, fees, indemnities, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and the Guarantor agrees to pay any and all expenses (including reasonable and documented counsel fees and expenses) incurred by the Trustee or any Noteholder in enforcing any rights under this Guaranty with respect to such Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Issuer to the Trustee or any Noteholder under the Indenture and the 2016 Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving the Issuer.
          (b) In the event that the Issuer does not make payments to the Trustee of all or any portion of the Guaranteed Obligations, upon receipt of notice of such non-payment by the Trustee, the Guarantor will make immediate payment to the Trustee of any such amount or portion of the Guaranteed Obligations owing or payable under the Indenture and the 2016 Notes. Such notice shall specify the amount or amounts under the Indenture and the 2016 Notes that were not paid on the date that such amounts were required to be paid under the terms of the Indenture and the 2016 Notes.
          (c) The obligation of the Guarantor under this Guaranty shall be absolute and unconditional upon receipt by it of the notice contemplated herein absent manifest error. The Guarantor shall not be relieved of its obligations hereunder unless and until the Trustee shall have indefeasibly received all amounts required to be paid by the Guarantor hereunder (and any Event of Default under the Indenture has been cured, it being understood that the Guarantor’s obligations hereunder shall terminate following payment by the Issuer and/or the Guarantor of the entire principal, all accrued interest and all other amounts due and owing in respect of the 2016 Notes and the Indenture. All amounts payable by the Guarantor hereunder shall be payable in U.S. dollars and in immediately available funds to the Trustee.
          All payments actually received by the Trustee pursuant to this Section 2 after 1:00 p.m. (New York time) on any Business Day will be deemed, for purposes of this Guaranty, to have been received by the Trustee on the next succeeding Business Day.
          SECTION 3. Guaranty Absolute. (a) The Guarantor’s obligations under this Guaranty are absolute and unconditional regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Noteholder under its 2016 Notes or the Indenture. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of the Issuer, the Issuer’s Subsidiaries or the Guarantor’s Subsidiaries under or in respect of the Indenture and the 2016 Notes or any other document or agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Issuer or whether the Issuer is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

     (i) any lack of validity or enforceability of any of the Transaction Documents;
     (ii) any provision of applicable Law or regulation purporting to prohibit the payment by the Issuer of any amount payable by it under the Indenture and the 2016 Notes;
     (iii) any provision of applicable Law or regulation purporting to prohibit the payment by the Guarantor of any amount payable by it under this Guaranty;
     (iv) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other person or entity under or in respect of the Transaction Documents, or any other amendment or waiver of or any consent to departure from any Transaction Document, including, without limitation, any increase in the obligations of the Issuer under the Indenture and the 2016 Notes as a result of further issuances, any rescheduling of the Issuer’s obligations under the 2016 Notes of the Indenture or otherwise;
     (v) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty or agreement similar in function to this Guaranty, for all or any of the obligations of the Issuer under the Indenture or the 2016 Notes;
     (vi) any manner of sale or other disposition of any assets of any Noteholder;
     (vii) any change, restructuring or termination of the corporate structure or existence of the Issuer or the Guarantor or any Subsidiary thereof or any change in the name, purposes, business, capital stock (including ownership thereof) or constitutive documents of the Issuer or the Guarantor;
     (viii) any failure of the Trustee to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuer or any of its Subsidiaries (the Guarantor hereby waiving any duty on the part of the Trustee or any Noteholders to disclose such information);
     (ix) the failure of any other person or entity to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Indenture;
     (x) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Trustee or any Noteholder that might otherwise constitute a defense available to, or a discharge of, the Issuer or the Guarantor or any other party; or

     (xi) any claim of set-off or other right which the Guarantor may have at any time against the Issuer or the Trustee, whether in connection with this transaction or with any unrelated transaction.
          (b) This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Noteholder or any other person or entity upon the insolvency, bankruptcy or reorganization of the Issuer or the Guarantor or otherwise, all as though such payment had not been made.
          SECTION 4. Independent Obligation. The obligations of the Guarantor hereunder are independent of the Issuer’s obligations under the 2016 Notes and the Indenture. The Trustee, on behalf of the Noteholders, may neglect or forbear to enforce payment under the Indenture and the 2016 Notes, without in any way affecting or impairing the liability of the Guarantor hereunder. The Trustee shall not be obligated to exhaust recourse or remedies against the Issuer to recover payments required to be made under the Indenture nor take any other action against the Issuer before being entitled to payment from the Guarantor of all amounts contemplated in Section 2 hereof owed hereunder or proceed against or have resort to any balance of any deposit account or credit on the books of the Trustee in favor of the Issuer or in favor of the Guarantor. Without limiting the generality of the foregoing, the Trustee shall have the right to bring a suit directly against the Guarantor, either prior or subsequent to or concurrently with any lawsuit against, or without bringing suit against, the Issuer.
          SECTION 5. Waivers and Acknowledgments. (a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Trustee, on behalf of the Noteholders, protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other Person.
          (b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to the Guaranteed Obligations, whether the same are existing now or in the future.
          (c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Noteholder or the Trustee on behalf of the Noteholders that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Issuer or any other person or entity and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of the Guarantor hereunder.
          (d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Trustee or any Noteholder to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuer now or hereafter known by the Trustee or any Noteholder, as applicable.

          (e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Transaction Documents and that the waivers set forth in this Section 5 are knowingly made in contemplation of such benefits.
          (f) The recitals contained in this Guaranty shall be taken as the statements of the Issuer and the Guarantor, as applicable, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Guaranty, of any offering materials, the Indenture or of the 2016 Notes.
          (g) The Guarantor unconditionally and irrevocably waives, to the fullest extent permitted under Brazilian law, any benefit it may be entitled to under Articles 827, 834, 835, 838 and 839 of the Brazilian Civil Code, and under Article 595, caput, of the Brazilian Civil Procedure Code.
          SECTION 6. Claims Against the Issuer. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Issuer or any other guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification, or to participate in any claim or remedy of the Trustee, on behalf of the Noteholders, against the Issuer or any other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the date on which all of the obligations of the Issuer under the Indenture and the 2016 Notes have been discharged in full (the later of such dates being the “Termination Date”), such amount shall be paid over to and received and held by the Trustee in trust for the benefit of the Noteholders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Trustee in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Indenture. If (i) the Guarantor shall make payment to any Noteholder or the Trustee, on behalf of the Noteholders, of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, then the Trustee, on behalf of the Noteholders, will, at the Guarantor’s written request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

          SECTION 7. Covenants. For so long as the 2016 Notes remain outstanding or any amount remains unpaid on the 2016 Notes and the Indenture, the Guarantor will, and will cause each of its Subsidiaries, as applicable, to comply with the terms and covenants set forth below (except as otherwise provided in a duly authorized amendment to this Guaranty as provided herein):
          (a) Performance of Obligations. The Guarantor shall pay all amounts owed by it and comply with all its other obligations under the terms of this Guaranty and the Indenture in accordance with the terms thereof.
          (b) Maintenance of Corporate Existence. The Guarantor will (i) maintain in effect its corporate existence and all registrations necessary therefor except as otherwise permitted by Section 7 (f) and (ii) take all actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations; provided, however, that this Section 7(b) shall not require the Guarantor to maintain any such right, privilege, title to property or franchise if the failure to do so does not, and will not, have a Material Adverse Effect.
          (c) Maintenance of Office or Agency. So long as any of the 2016 Notes are outstanding, the Guarantor will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon the Guarantor in respect of this Guaranty may be served, and the Guarantor will not change the designation of such office without prior written notice to the Trustee and designation of a replacement office in the same general location.
          (d) Ranking. The Guarantor will ensure at all times that its obligations under this Guaranty will constitute the general senior unsecured and unsubordinated obligations of the Guarantor and will rank pari passu, without any preferences among themselves, with all other present and future senior unsecured and unsubordinated obligations of the Guarantor (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of the Guarantor under this Guaranty.
          (e) Notice of Defaults. The Guarantor will give written notice to the Trustee, as soon as is practicable and in any event within ten calendar days after the Guarantor becomes aware, or should reasonably become aware, of the occurrence of any Default or Event of Default, accompanied by a certificate of an officer of the Guarantor setting forth the details thereof and stating what action the Guarantor proposes to take with respect thereto.
          (f) Limitation on Consolidation, Merger, Sale or Conveyance. (i) The Guarantor will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect Subsidiary of the Guarantor) or permit any person or entity (other than a direct or indirect Subsidiary of the Guarantor) to merge with or into it, unless:
     (A) either the Guarantor is the continuing entity or the person (the “Successor Company”) formed by such consolidation or into which the Guarantor is merged or that acquired or leased such property or assets of the Guarantor will assume (jointly and severally with the Guarantor unless the Guarantor shall have ceased to exist as a result of such merger, consolidation or amalgamation), by an amendment to this Guaranty (the form and substance of which shall be previously approved by the Trustee), all of the Guarantor’s obligations under this Guaranty;

     (B) the Successor Company (jointly and severally with the Guarantor unless the Guarantor shall have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each Noteholder against any tax, assessment or governmental charge thereafter imposed on such Noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the 2016 Notes pursuant to this Guaranty;
     (C) immediately after giving effect to such transaction, no Event of Default, and no Default has occurred and is continuing; and
     (D) the Guarantor has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger consolidation, sale, transfer or other conveyance or disposition and the amendment to this Guaranty comply with the terms of this Guaranty and that all conditions precedent provided for herein and relating to such transaction have been complied with.
          (ii) Notwithstanding anything to the contrary in the foregoing, so long as no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and the Guarantor has delivered notice of any such transaction to the Trustee (which notice shall contain a description of such merger, consolidation or conveyance):
     (A) the Guarantor may merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect Subsidiary of the Guarantor in cases when the Guarantor is the surviving entity in such transaction and such transaction would not have a Material Adverse Effect on the Guarantor and its Subsidiaries taken as a whole, it being understood that if the Guarantor is not the surviving entity, the Guarantor shall be required to comply with the requirements set forth in the previous paragraph; or
     (B) any direct or indirect Subsidiary of the Guarantor may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than the Guarantor or any of its Subsidiaries or Affiliates) in cases when such transaction would not have a Material Adverse Effect on the Guarantor and its Subsidiaries taken as a whole; or
     (C) any direct or indirect Subsidiary of the Guarantor may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any direct or indirect Subsidiary of the Guarantor; or

     (D) any direct or indirect Subsidiary of the Guarantor may liquidate or dissolve if the Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Guarantor, and would not result in a Material Adverse Effect on the Guarantor and its Subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of the Guarantor.
          (g) Negative Pledge. So long as any 2016 Note remains outstanding, the Guarantor will not create or permit any Lien, other than a Permitted Lien, on any of the Guarantor’s assets to secure (i) any of the Guarantor’s Indebtedness or (ii) the Indebtedness of any other person, unless the Guarantor contemporaneously creates or permits such Lien to secure equally and ratably the Guarantor’s obligations under this Guaranty or the Guarantor provides such other security for the 2016 Notes as is duly approved by the Trustee, at the direction of the Noteholders, in accordance with the Indenture. In addition, the Guarantor will not allow any of the Guarantor’s Material Subsidiaries to create or permit any Lien, other than a Permitted Lien, on any of the Guarantor’s assets to secure (i) any of the Guarantor’s Indebtedness, (ii) any of the Indebtedness of the Guarantor’s Material Subsidiaries or (iii) the Indebtedness of any other person, unless it contemporaneously creates or permits the Lien to secure equally and ratably the Guarantor’s obligations under this Guaranty or the Guarantor or such Material Subsidiary provides such other security for the 2016 Notes as is duly approved by the Trustee, at the direction of the Noteholders, in accordance with the Indenture.
          (h) Provision of Financial Statements and Reports. (i) The Guarantor will provide to the Trustee, in English or accompanied by a certified English translation thereof, (A) within 90 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with Reporting GAAP, (B) within 120 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with Reporting GAAP and (C) such other financial data as the Trustee may reasonably request.
          (ii) The Guarantor will provide, together with each of the financial statements delivered pursuant to Sections 7(h)(i)(A) and (B), an Officer’s Certificate stating that a review of the activities of the Guarantor and the Issuer has been made during the period covered by such financial statements with a view to determining whether the Guarantor and the Issuer have kept, observed, performed and fulfilled their covenants and agreements under this Guaranty and that no Default or Event of Default has occurred during such period or, if one or more have actually occurred, specifying all such events and what actions have been taken and will be taken with respect to such Default or Event of Default.
     (iii) The Guarantor shall, whether or not it is required to file reports with the SEC, file with the SEC and deliver to the Trustee (for redelivery to all Noteholders) all reports and other information as it would be required to file with the SEC under the Exchange Act if it were subject to those regulations; provided, however, that if the SEC does not permit the filing described in the first sentence of this Section 7(h)(iii), the Guarantor will provide annual and interim reports and other information to the Trustee within the same time periods that would be applicable if the Guarantor were required and permitted to file these reports with the SEC.

     (iv) Upon written request of any Holder or The Depository Trust Company (DTC), the reports and other information provided for in this paragraph (h) shall be delivered to DTC representing the Noteholders, at 55 Water Street, 25th Floor, New York, NY, 10041, Attention: Proxy Department, or such other address as DTC may provide to the Trustee in writing.
     (v) Delivery of the above reports to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants in the Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).
          SECTION 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Trustee and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. For the avoidance of doubt, Article IX of the Indenture shall apply to an amendment to this Guaranty to determine whether the consent of Holders is required for an amendment and if so, the required percentage of Holders of the 2016 Notes required to approve the amendment.
          SECTION 9. Indemnity. The Guarantor agrees to fully indemnify the Trustee and any predecessor Trustee and their agents for, and to hold it harmless against, any and all loss, liability, damages, claims or expense arising out of or in connection with the performance of its duties under this Guaranty, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent that any such loss, liability or expense may be attributable to its negligence or bad faith.
          SECTION 10. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy) and mailed, telecopied or delivered by hand, if to the Guarantor, addressed to it at Avenida República do Chile, 65, 20035-900 Rio de Janeiro — RJ, Brazil, Telephone: (55-21) 3224-4079, Telecopier: (55-21) 3224-6197, Attention: Sonia Tereza Terra Figueiredo Vasconcellos, Corporate Finance & Treasury/Debt Control, if to the Trustee, at The Bank of New York Mellon, 101 Barclay Street, 4E, New York, New York, 10286, USA, Telephone: (1-212) 815-4259, Telecopier: (1-212) 815-5603, Attention: Corporate Trust Department or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when telecopied, be effective when transmitted. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.
          (b) All payments made by the Guarantor to the Trustee hereunder shall be made to the Payment Account (as defined in the Indenture).

          SECTION 11. Survival. Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty or any of the other Transaction Documents, the agreements and obligations of the Guarantor contained in Section 2 (with respect to the payment of all other amounts owed under the Indenture), Section 9 and Section 14 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty, the termination of this Guaranty and/or the resignation or removal of the Trustee.
          SECTION 12. No Waiver; Remedies. No failure on the part of the Trustee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 13. Continuing Agreement; Assignment of Rights Under the Indenture and the 2016 Notes. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the repayment in full by the Issuer of all amounts due and owing under the Indenture with respect to the 2016 Notes and (ii) the repayment in full of all Guaranteed Obligations and all other amounts payable under this Guaranty, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Trustee, on behalf of Noteholders, and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Noteholder may assign or otherwise transfer its rights and obligations under the Indenture (including, without limitation, the 2016 Note or 2016 Notes held by it) to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Noteholder herein or otherwise, in each case as and to the extent provided in the Indenture. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Noteholders.
          SECTION 14. Currency Rate Indemnity (a) The Guarantor shall (to the extent lawful) indemnify the Trustee and the Noteholders and keep them indemnified against:
     (i) in the case of nonpayment by the Guarantor of any amount due to the Trustee, on behalf of the Noteholders, under this Guaranty any loss or damage incurred by any of them arising by reason of any variation between the rates of exchange used for the purposes of calculating the amount due under a judgment or order in respect thereof and those prevailing at the date of actual payment by the Guarantor; and
     (ii) any deficiency arising or resulting from any variation in rates of exchange between (a) the date as of which the local currency equivalent of the amounts due or contingently due under this Guaranty or in respect of the 2016 Notes is calculated for the purposes of any bankruptcy, insolvency or liquidation of the Guarantor, and (b) the final date for ascertaining the amount of claims in such bankruptcy, insolvency or liquidation. The amount of such deficiency shall be deemed not to be increased or reduced by any variation in rates of exchange occurring between the said final date and the date of any bankruptcy, insolvency or liquidation or any distribution of assets in connection therewith.

          (b) The Guarantor agrees that, if a judgment or order given or made by any court for the payment of any amount in respect of its obligations hereunder is expressed in a currency (the “Judgment Currency”) other than U.S. dollars (the “Denomination Currency”), it will indemnify the relevant Holder and the Trustee against any deficiency arising or resulting from any variation in rates of exchange between the date at which the amount in the Denomination Currency is notionally converted into the amount in the Judgment Currency for the purposes of such judgment or order and the date of actual payment thereof.
          (c) The above indemnities shall constitute separate and independent obligations of the Guarantor from its obligations hereunder, will give rise to separate and independent causes of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or the filing of any proof or proofs in any bankruptcy, insolvency or liquidation of the Guarantor for a liquidated sum or sums in respect of amounts due under this Guaranty, or under the Indenture or the 2016 Notes or under any judgment or order.
          SECTION 15. Governing Law; Jurisdiction; Waiver of Immunity, Etc.
          (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.
          (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Transaction Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Transaction Document shall affect any right that any party may otherwise have to bring any action or proceeding against the Issuer or the Guarantor, as the case may be, relating to this Guaranty or any other Transaction Document in the courts of any jurisdiction.
          (c) The Guarantor hereby irrevocably appoints and empowers the New York office of Petróleo Brasileiro S.A., located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022 as its authorized agent (the “Process Agent”) to accept and acknowledge for and on its behalf and on behalf of its property service of any and all legal process, summons, notices and documents which may be served in any such suit, action or proceedings in any New York State court or United States federal court sitting in the State of New York in the Borough of Manhattan and any appellate court from any thereof, which service may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. The Guarantor will take any and all action necessary to continue such designation in full force and effect and to advise the Trustee of any change of address of such Process Agent and; should such Process Agent become unavailable for this purpose for any reason, the Guarantor will promptly and irrevocably designate a new Process Agent within New York, New York, which will agree to act as such, with the powers and for the purposes specified in this subsection (c). The Guarantor irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by hand delivery, to it at its address set forth in Section 10 or to any other address of which it shall have given notice pursuant to Section 10 or to its Process Agent. Service upon the Guarantor or the Process Agent as provided for herein will, to the fullest extent permitted by law, constitute valid and effective personal service upon it and the failure of the Process Agent to give any notice of such service to the Guarantor shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.
          (d) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Transaction Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
          (e) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OF THE TRANSACTION DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY NOTEHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
          (f) This Guaranty and any other documents delivered pursuant hereto, and any actions taken hereunder, constitute commercial acts by the Guarantor. The Guarantor irrevocably and unconditionally and to the fullest extent permitted by law, waives, and agrees not to plead or claim, any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) for itself, the Issuer or any of their property, assets or revenues wherever located with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guaranty, any of the Transaction Documents or any document delivered pursuant hereto, in each case for the benefit of each assigns, it being intended that the foregoing waiver and agreement will be effective, irrevocable and not subject to withdrawal in any and all jurisdictions, and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (f) shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976 and are intended to be irrevocable for the purposes of such act.
          SECTION 16. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

          SECTION 17. Entire Agreement This Guaranty, together with the Indenture and the 2016 Notes, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof.
[Signature page follows]

          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PETRÓLEO BRASILEIRO S.A. — PETROBRAS
By:
Name:
Title:

WITNESSES:

1.

Name:

2.

Name:

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)
     On this ___ day of January 2011, before me, a notary public within and for said county, personally appeared __________________, to me personally known, who being duly sworn, did say that ___ is the Attorney-in-Fact of Petróleo Brasileiro S.A.—Petrobras , a corporation described in and which executed the foregoing instrument and acknowledges said instrument to be the free act and deed of said entity.
     On this ___ day of January 2011, before me personally came ___________________ and _________________ to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.
[Notarial Seal]

Notary Public
COMMISSION EXPIRES

ACKNOWLEDGED:
THE BANK OF NEW YORK MELLON, as Trustee and not
in its individual capacity

By:
Name:
Title:

WITNESSES:

1.

Name:

2.

Name:

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)
     On this ___ day of January 2011, before me, a notary public within and for said county, personally appeared __________________, to me personally known, who being duly sworn, did say that ___ is a ____________________ of The Bank of New York Mellon, one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said entity.
     On this ___ day of January 2011, before me personally came _________________ and ________________ to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.
[Notarial Seal]

Notary Public
COMMISSION EXPIRES

GUARANTY
Dated as of January 27, 2011
between
PETRÓLEO BRASILEIRO S.A.—PETROBRAS,
as Guarantor,
and
THE BANK OF NEW YORK MELLON, as
Trustee for the Noteholders
Referred to Herein